Exhibit 5.1

August 6, 2008

The Board of Directors

FIDELITY D & D BANCORP, INC.

Blakely and Drinker Streets

Dunmore, PA 18512

RE:	FIDELITY D & D BANCORP, INC.
Amended and Restated 2000 Dividend Reinvestment Plan
Our File No: 00-749

Gentlemen:

We have acted as Special Corporate Counsel to Fidelity D & D Bancorp. Inc., a Pennsylvania corporation (the “Corporation”) in connection with the proposed issuance of up to an additional 200,000 shares of the Corporation’s common stock from time to time pursuant to the Corporation’s Amended and Restated 2000 Dividend Reinvestment Plan (the “Plan”) covered by the Corporation’s Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission.

In connection with the foregoing, we have examined, among other things, the Plan, the Registration Statement on Form S-3, Board of Directors’ resolutions authorizing the preparation and filing of the Registration Statement, and originals or copies, satisfactory to us, of all such corporate records and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies.  As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the 200,000 additional shares of the Corporation’s common stock that may be issued and sold by the Corporation pursuant to the Plan, when sold and issued in accordance with the Plan and the Registration Statement, will be duly authorized, legally issued, fully paid, and non-assessable.

In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan, a sufficient number of authorized shares available for issue.

We consent to the use of this opinion as an exhibit to the Corporation’s Registration Statement on Form S-3, to be filed by the Corporation with the Securities and Exchange Commission, relating to the Plan.  We further consent to all references to our Firm in the Registration Statement on Form S-3 and any amendments thereto.  In giving this consent, we do not admit that we come within the category of persons, whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ SHUMAKER WILLIAMS, P.C.